Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 21, 2015
Registration Statement No. 333-183223

$1.25bln Honda Auto Receivables Trust 2015-1

Jt-Leads: BofAML (struc), CITI, Mizuho

Co-Mgrs: BNY, BNP, JPM, SG

CL	$SIZE(MM)	MDYS/S&P	WAL	PWIN	EXP	LGL	BENCH	SPD	YLD	CPN	$PRICE
A-1	350.00	P1/A1+	0.32	1-8	9/15	2/16/16	YLD		0.240		$100.00000
A-2	384.00	Aaa/AAA	1.06	8-18	7/16	6/15/17	EDSF	+28	0.706	.70	99.99478
A-3	394.00	Aaa/AAA	2.10	18-35	12/17	10/15/18	ISWP	+27	1.056	1.05	99.99235
A-4	122.00	Aaa/AAA	2.96	35-36	1/18	11/16/20	ISWP	+27	1.333	1.32	99.97304

BILL & DELIVER:	BofAML
BBG TICKER:	HAROT 15-1
REGISTRATION:	Public
EXPECTED RATINGS:	Moody's/S&P
EXPECTED SETTLE:	1/28/15
FIRST PAY DATE:	2/17/15
ERISA ELIGIBLE:	Yes
PXG SPEED:	1.3% ABS 10% Call
DENOMS:	$1k/$1k

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.